Exhibit 99.1

Acer Therapeutics Announces Resubmission of New Drug Application for ACER-001 for Treatment of UCDs

Acer has notified the FDA in the resubmission that the third-party contract packaging manufacturer is ready for inspection

NEWTON, MA – July 18, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced the resubmission of Acer’s New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for ACER-001 (sodium phenylbutyrate) for oral suspension for the treatment of patients with urea cycle disorders (UCDs). Acer believes the resubmission addresses in full the items raised by the FDA in the Complete Response Letter (CRL).

In June 2022, as previously announced, the FDA issued Acer a CRL stating that satisfactory inspection of its third-party contract packaging manufacturer is required before the ACER-001 NDA may be approved. Acer notified the FDA in the resubmission that the third-party contract packaging manufacturer is ready for inspection. FDA did not cite any other approvability issues in the CRL pertaining to the NDA, nor request any additional clinical or pharmacokinetic studies be conducted prior to FDA action. Additional existing nonclinical information as requested by the FDA in the CRL but identified as “not an approvability issue”, as well as labeling and other routine updates to the original NDA, were provided in the resubmission of the NDA.

“Our team did an outstanding job resubmitting the NDA one month after we received the CRL,” said Chris Schelling, Founder & Chief Executive Officer of Acer. “Our third-party contract manufacturing partner has been incredibly responsive and has confirmed that it is ready for inspection. Our manufacturing partner is regarded as a global leader in clinical supply chain and commercial packaging services with more than 70 years of experience. Along with the other requested updates we provided to the FDA in our resubmitted NDA, assuming it is accepted for review, we now look forward to assisting the FDA in the completion of its review of our NDA as soon as possible.”

Acer expects to be notified by the Agency of its decision to accept or reject the resubmission for review within 14 calendar days of receipt of the NDA resubmission.1 If the resubmission is deemed complete by the FDA, a resubmission classification (Class 1 or 2) will be assigned and a new Prescription Drug User Fee Act (PDUFA) target action date will be established of either two or six months from the resubmission date depending on the classification and an inspection of the facility will be requested. However, there can be no assurance the resubmission will be accepted for review, classified for action, or the target action deadline will be established or met.

About ACER-001

ACER-001 (sodium phenylbutyrate) is being developed for the treatment of various inborn errors of metabolism, including UCDs and Maple Syrup Urine Disease (MSUD). ACER-001 is a nitrogen-binding agent in development for use as adjunctive therapy in the chronic management of patients with UCDs involving deficiencies of carbamylphosphate synthetase (CPS), ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS). ACER-001 is a polymer coated formulation that, when taken within 5 minutes, helps prevent the coating from dissolving. ACER-001 has been granted orphan drug designation by the FDA for MSUD. ACER-001 is an investigational product candidate which has not been approved by FDA, the European Medicines Agency (EMA), or any other regulatory authority. There can be no assurance that the FDA inspection of the third-party contract packaging manufacturer facility will be satisfactory, that such inspection is the only impediment to FDA approval of a resubmitted NDA, that a resubmitted NDA will otherwise be approved by the FDA, or that ACER-001 will be approved for any indication.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four investigational programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, Zika, dengue, Ebola and COVID-19. For more information, visit www.acertx.com.

References

1.	FDA SOPP 8405.1: Procedures for Resubmissions to an Application or Supplement Version: 7 Effective Date: November 1, 2021 https://www.fda.gov/media/84417/download

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, statements about the Company’s belief that the resubmission addresses in full the items raised by the FDA in the CRL, the Company’s timing expectations with respect to notification by the Agency of its decision to accept or reject the resubmission for review, the assignment of a resubmission classification and the establishment of a new PDUFA target action date, and the timing thereof, and a potential request from the FDA for an inspection of the facility of our third-party contract manufacturing partner. Our pipeline products are under investigation and their safety and efficacy have not been established and there is no guarantee that any of our investigational products in development will receive health authority approval or become commercially available for the uses being investigated. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You may access these documents for no charge at http://www.sec.gov.

CORPORATE CONTACTS

Jim DeNike

Acer Therapeutics Inc.

jdenike@acertx.com

+1-844-902-6100

INVESTOR RELATIONS CONTACTS

Nick Colangelo

Gilmartin Group

nick@gilmartinIR.com

+1-339-225-1047

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